Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SNAP INTERACTIVE, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

Snap Interactive, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1. The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation, as amended, to increase the total number of shares of common stock authorized for issuance to 500,000,000 and clarify the rights of the Board of Directors with respect to the issuance of preferred stock, (ii) declaring such amendment to be advisable and (iii) directing that the appropriate officers of the Corporation solicit the approval of the Corporation’s stockholders for such amendments at an annual meeting of stockholders.

2. Upon this Certificate of Amendment becoming effective, Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is five hundred million (500,000,000) shares of common stock, par value $0.001, and ten million (10,000,000) shares of preferred stock, par value $0.001.

The powers, preferences and rights of the common stock and the qualifications, limitations or restrictions thereof shall be determined by the Board of Directors.

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of preferred stock, of all or any of the shares of preferred stock in one or more series, and to establish the number of shares to be included in each such series, and to fix the voting powers (full, limited or no voting powers), designations, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of such series, including, without limitation, that any such series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, (iii) entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same class of capital stock, of the Corporation at such price or prices or at such rates and with such adjustments; all as may be stated in such resolution or resolutions, which resolution or resolutions shall be set forth on a certificate of designations filed with the Secretary of State of the State of Delaware in accordance with Delaware Law.

3. This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment has been duly approved by the holders of the requisite number of shares of capital stock of the Corporation, in accordance with the applicable provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the Certificate of Incorporation.

5. This Certificate of Amendment shall become effective when it is filed with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 19th day of May 2016.

SNAP INTERACTIVE, INC.,
a Delaware corporation

By:	/s/ Alexander Harrington
Alexander Harrington Chief Executive Officer and Chief Financial Officer

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